August 25, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Victory Variable Insurance Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77-K of Form N-SAR, as part of the Form N-SAR of Victory Portfolios dated August 25, 2009. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,



/s/ PricewaterhouseCoopers LLP